Exhibit 16.1

Letter of MNP LLP

(former principal independent accountants)

May 4, 2018

U.S. Securities and Exchange Commission Office of the Chief Accountant

100 F Street NE Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated May 4, 2018 of Sustainable Projects Group Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours truly,